NEWS

For Immediate Release

GLOBALSTAR ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS
FOR 2011 – REPORTS POSITIVE QUARTERLY ADJUSTED EBITDA

Key Highlights:

•	Globalstar reports positive quarterly Adjusted EBITDA for the first time in four years
•	Globalstar launched 12 second-generation satellites during 2011 and is on track to become the world’s first LEO-based MSS provider to launch a second-generation constellation

Covington, LA. -- (March 12, 2012) – Globalstar, Inc. (NASDAQ:GSAT), today announced its financial results for the three-month and twelve-month periods ended December 31, 2011.

FINANCIAL RESULTS

Globalstar increased revenue and significantly improved Adjusted EBITDA in the fourth quarter and full year of 2011, as shown in the table below (dollars in thousands):

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Revenue	$17,387	$16,525	$72,827	$67,941
Adjusted EBITDA (1)	1,649	(4,272)	(3,613)	(8,475)

(1) Refer to definition of Adjusted EBITDA later in this release and a reconciliation of Adjusted EBITDA to net loss for the periods

Revenue and Adjusted EBITDA

Revenue increased 5 percent to $17.4 million in the fourth quarter 2011 compared to $16.5 million in the fourth quarter 2010. We attribute this increase primarily to higher service revenue as a result of growth in our average SPOT and Simplex subscriber base of 35 percent and 8 percent, respectively. Revenue for 2011 increased 7 percent to $72.8 million compared to $67.9 million in 2010.

During the fourth quarter of 2011, Adjusted EBITDA was $1.6 million compared with negative Adjusted EBITDA of $4.3 million during the same period in 2010. This improvement in Adjusted EBITDA of $5.9 million was primarily due to a reorganization of the Company’s activities, which resulted in a $5.0 million reduction in the Company’s operating expenses, excluding EBITDA adjustments. This decrease of approximately 24 percent was due to the implementation of the consolidated focus strategy, as well as the continuation of the operational improvement and streamlining initiatives introduced at the end of the third quarter of 2011. Net loss for the fourth quarter was $33.7 compared to $18.1 million for the same period in 2010.

Adjusted EBITDA was negative $3.6 million in 2011, compared to negative $8.5 million in 2010. This improvement of $4.9 million was due to an increase in total revenues and reduced operating costs. Net loss was $54.9 million in 2011, compared to $97.5 million in 2010. Total revenues increased $4.9 million to $72.8 million during 2011 from $67.9 million in 2010.

“We are pleased with the dramatic improvement in our fourth quarter Adjusted EBITDA results thanks to a narrower strategic focus resulting in more streamlined management together with operational improvements which we first announced last October,” said Jay Monroe, Chairman and CEO of Globalstar, Inc. “With many of our second-generation satellites already operational and providing improved service to our customers and with the fourth satellite launch scheduled for later this year, Globalstar has a renewed focus on growing revenue and improving profitability.”

Financing Update – Post Quarter Highlight

As previously announced, Globalstar obtained an amendment to its COFACE Facility Agreement which, among other things, deferred the beginning of the repayment period by approximately one year to the first or second quarter of 2013, depending on the date of our fourth satellite launch. This amendment significantly improves the Company's liquidity position in 2012. Additional changes were made to financial and operating covenants that are in line with the Company’s launch schedule.

"We believe the amendment which was supported by our French bank group and COFACE, along with the other deferred payment arrangements put in place with our major contractors, demonstrates that our stakeholders understand the challenges arising from the delayed delivery of our satellites and continue working together with us to build out our second-generation network and return to market leadership,” added Mr. Monroe.

OPERATIONS AND OTHER MATTERS

In addition to the improvement in the Company’s financial performance, there was considerable progress made throughout 2011 in other important areas of the business.

•	Globalstar continued the deployment of its second-generation constellation. The Company successfully conducted its second launch in July and its third launch in December of 2011 from the Baikonur Cosmodrome in Kazakhstan. With three launches now complete, Globalstar distributors have already verified significant improvements in network coverage and reliability, and the Company is seeing increases in voice and data traffic on the network. Subscribers can expect further improvements in network coverage and reliability throughout 2012 as additional satellites are placed into service. The fourth launch of the last six satellites is expected during the second half of 2012.

•	Globalstar is on track to become the first LEO-based MSS provider to launch, deploy and utilize a second-generation constellation to service new and existing customers around the world. The launch of the second-generation constellation paves the way for the Company’s return to offering high quality, high revenue-generating mobile satellite voice and duplex data services.

•	Due to the continued success of Globalstar’s SPOT Satellite GPS Messenger™ and related consumer products, since their introduction in November 2007, Globalstar has received orders to ship over 360,000 SPOT retail devices to over 10,000 SPOT points of distribution in North America, Europe, Latin America, Australia and Southeast Asia. The award-winning device has also been responsible for the initiation of more than 1,700 rescues around the world. During 2011 alone, rescue officials responded to 552 SPOT-initiated rescue requests.

•	On August 29th Globalstar announced that the French Minister in charge of Space Operations had issued Globalstar its final authorization to operate its second-generation constellation. Consequently, in early September, the Company announced that it had started processing commercial mobile satellite telephone calls for customers throughout the United States, Canada, Northern Mexico, Puerto Rico and the surrounding regions using its new second-generation satellites. Globalstar voice and duplex data customers in these regions began experiencing improved coverage availability and call performance due to the activation of the Company's six ground stations located throughout North America.

•	Throughout 2011, Globalstar supported the FCC’s continued recognition that mobile satellite services (MSS) spectrum may be suitable for helping meet the FCC´s significant spectrum objectives outlined in the National Broadband Plan. With the most recent FCC spectrum initiatives and the anticipated deployment of its second-generation constellation, Globalstar looks forward to participating in future proceedings with the FCC that could lead to increased investment and utilization of the Company’s spectrum allocation.

Mr. Monroe added, “Since 2007, Globalstar has developed a successful line of consumer products under the SPOT brand name that has pioneered a new market for affordable low-cost satellite devices targeting the maintstream retail customer. Simultaneously, we have been committed to the design, manufacture and launch of a new satellite constellation to provide industry-leading voice and duplex data services to our customers. With the fourth launch expected later this year, 2012 represents an inflection point for Globalstar’s business. We know it will take some time to regain the growth and momentum we enjoyed historically, but by later in 2012 we expect to be solidly on our way to becoming the world’s premier provider of high quality, reliable mobile satellite voice and data services to commercial, government and retail consumers.”

Conference Call Note

The earnings conference call scheduled for today, March 12, 2012 at 10:00 a.m. Eastern Time, will discuss the fourth quarter and full year results for 2011.

Details are as follows:
Earnings Call:	Dial: 866.730.5770 (US and Canada), 857.350.1594 (International) and participant pass code #50552551
Audio Replay:	A replay of the earnings call will be available for a limited time and can be heard after 11:00 a.m. ET on March 12, 2012. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code #11566200

About Globalstar, Inc. Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT Satellite GPS Messenger and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(985) 335-1505

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “With the fourth launch expected later this year, 2012 represents a major inflection point for Globalstar’s business. We know it will take some time to regain the growth and momentum we enjoyed historically, but by later in 2012 we expect to be solidly on our way to becoming the world’s premier provider of high quality, reliable mobile satellite voice and data services to commercial, government and retail consumer,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Net loss	$(33,709)	$(18,083)	$(54,924)	$(97,467)

Interest and derivative (gain) loss	11,461	(11,005)	(19,030)	34,572
Income tax (benefit) expense	(276)	289	(109)	396
Depreciation, amortization, and accretion	14,537	8,254	50,049	27,418
EBITDA (1)	(7,987)	(20,545)	(24,014)	(35,081)

Reduction in the value of long-lived assets and inventory	7,519	14,049	12,404	16,014
Non-cash compensation	219	882	2,199	1,046
Research and development	247	1,450	1,867	3,681
Severance	310	(96)	1,266	2,148
Other one-time non-recurring charges	306	(12)	1,630	3,717
Thales arbitration expenses	1,035	-	1,035	-
Adjusted EBITDA (2)	$1,649	$(4,272)	$(3,613)	$(8,475)

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income. This term, as defined by us, may not be comparable to a similarly titled measure used by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)	Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new consumer products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Revenues:
Service revenues	$13,623	$12,186	$55,397	$50,937
Subscriber equipment sales	3,764	4,339	17,430	17,004
Total revenue	17,387	16,525	72,827	67,941
Operating expenses:
Cost of services (exclusive of depreciation, amortization,
and accretion shown separately below)	6,562	8,585	29,246	31,172
Cost of subscriber equipment sales	2,606	3,866	11,927	13,182
Cost of subscriber equipment sales - reduction
in the value of inventory	7,425	10,800	8,826	10,862
Reduction in the value of long-lived assets	94	3,249	3,578	3,249
Marketing, general, and administrative	8,432	10,582	42,436	41,827
Depreciation, amortization, and accretion	14,537	8,254	50,049	27,418
Total operating expenses	39,656	45,336	146,062	127,710
Loss from operations	(22,269)	(28,811)	(73,235)	(59,769)
Other income (expense):
Interest income	1	22	15	424
Interest expense, net of amounts capitalized	(1,211)	(1,227)	(4,824)	(5,021)
Derivative gain (loss)	(10,251)	12,210	23,839	(29,975)
Other	(255)	12	(828)	(2,730)
Total other income (expense)	(11,716)	11,017	18,202	(37,302)
Loss before income taxes	(33,985)	(17,794)	(55,033)	(97,071)
Income tax expense (benefit)	(276)	289	(109)	396
Net loss	$(33,709)	$(18,083)	$(54,924)	$(97,467)

Loss per common share:
Basic	$(0.11)	$(0.05)	$(0.18)	$(0.34)
Diluted	(0.11)	(0.05)	(0.18)	(0.34)

Weighted-average shares outstanding
Basic	312,867	291,818	299,144	285,316
Diluted	312,867	291,818	299,144	285,316

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except subscriber and ARPU data)

(unaudited)

	Three Months Ended December 31				Twelve Months Ended December 31
	2011		2010		2011		2010
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$4,164	$361	$5,314	$500	$19,778	$1,826	$23,294	$2,148
SPOT	5,743	1,757	3,699	1,826	19,753	7,932	14,756	8,548
Simplex	1,516	1,461	1,226	1,679	5,495	6,431	4,583	5,337
IGO	238	230	316	154	1,533	1,128	1,140	659
Other	1,962	(45)	1,631	180	8,838	113	7,164	312
	$13,623	$3,764	$12,186	$4,339	$55,397	$17,430	$50,937	$17,004

Average Subscribers
Duplex	92,567		96,634		93,963		97,453
SPOT	197,890		146,466		177,247		127,633
Simplex	138,275		128,360		136,037		123,348
IGO	45,590		58,190		47,920		58,603

ARPU (1)
Duplex	$14.99		$18.33		$17.54		$19.92
SPOT	9.67		8.42		9.29		9.64
Simplex	3.65		3.18		3.37		3.10
IGO	1.74		1.87		2.67		1.62

(1)	Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month. Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.